Exhibit 99.1

Worldspan Reports Fourth Quarter and Full Year 2005 Results

	Fourth Quarter 2005		Year Ended December 31, 2005
Revenue	$207.8 million		$953.8 million
Operating Income	$10.5 million		$116.1 million
Net Loss	$(3.2 million	)	$(0.7 million	)

ATLANTA, March 3, 2006—Worldspan, L.P. today reported financial results for the fourth quarter and the year ended December 31, 2005. The Company reported revenues for the quarter of $207.8 million, operating income of $10.5 million and a net loss of $3.2 million.

For the year, the Company reported revenues of $953.8 million, operating income of $116.1 million and a net loss of $0.7 million. During the year, the Company incurred a $55.6 million charge related to a refinancing. With this charge excluded, net income for the full year 2005 would have been $54.9 million, a $13 million improvement, or a 31% increase, over the full year results for 2004.

“We are pleased with the continued growth of our operating income in the quarter, given a challenging revenue environment” said Rakesh Gangwal, Chairman, President and Chief Executive Officer for Worldspan. “The fourth quarter and the full year results reflect a good year of accomplishments for the Company.”

FINANCIAL HIGHLIGHTS

Fourth Quarter 2005

Revenue:  Fourth quarter revenue was $207.8 million, down 2% from revenue of $213.1 million in the fourth quarter of 2004. Electronic travel distribution revenue was $189.7 million, a $3.9 million or 2% decrease compared to $193.6 million in the fourth quarter of 2004. This decrease was a result of a decline in traditional and online transaction volumes, offset by higher yields in the fourth quarter of 2005 versus 2004. IT Services revenue decreased by $1.3 million or 7% compared to the fourth quarter of 2004 primarily from lower revenues from FASA and subscription-based services.

Operating Income:  Fourth quarter 2005 operating income was $10.5 million, an improvement of $5.4 million, compared to the fourth quarter of 2004. This improvement reflects lower employee costs, lower communication and technology expenses, lower maintenance expenses, lower rental expenses and lower other expenses. Inducements paid to travel agencies increased 4% in the quarter, compared to the same period last year.

Net Loss: Fourth quarter net loss was $3.2 million compared to a net loss of $5.6 million in the fourth quarter of 2004. Our year-over-year improvement in operating income was partially offset by additional interest expense of $6.6 million, in the quarter, as a result of our refinancing in February of 2005.

Cash Flow: Worldspan generated $31.7 million in cash from operations during the fourth quarter of 2005 compared to $37.4 million in the fourth quarter of 2004. Cash capital spending was $4.8 million in the fourth quarter of 2005, an increase of $0.6 million from the $4.2 million cash capital spending a year ago. Principal payments on the term loan were $11 million, representing mandatory payments of $1 million and discretionary payments of $10 million.

Global Transactions:  Worldspan’s global transaction volumes declined by 4% in the fourth quarter of 2005 compared to the fourth quarter of 2004. Transaction volumes by online agencies declined by 4% year over year, while traditional travel agency volumes declined by 5% year over year.

Full Year 2005

Revenue:  Annual revenue in 2005 was $953.8 million, up 1% from revenue of $944.2 million in 2004. Electronic travel distribution revenue was $881.6 million, a $5.0 million or 1% increase compared to revenue of $876.6 million in 2004. This increase was a result of continued growth in online transaction volumes and an increase in transaction yield, partially offset by a decline in traditional transaction volume. IT Services revenue increased by $4.5 million or 7% compared to 2004, primarily from higher revenues from subscription-based services.

Operating Income:  Operating income for 2005 was $116.1 million, an improvement of $27.6 million, a 31% increase compared to operating income of $88.5 million in 2004. This improvement reflects lower employee costs, lower communication and technology expenses, lower maintenance expenses, lower rental expenses and lower other expenses. Inducements paid to travel agencies increased by 11% year over year.

Net Loss: Net loss for the full year was $0.7 million, compared to net income of $41.9 million in 2004. This reduction was due to a $55.6 million charge relating to the Company’s refinancing in the first quarter of 2005. With this charge excluded, net income would have been $54.9 million for a $13.0 million or 31% increase over the full year results for 2004.

Cash Flow: Worldspan generated $150.0 million in cash from operations during 2005 compared to $149.4 million in 2004. Cash capital spending was $14.1 million in 2005, an increase of $0.3 million from the $13.8 million cash capital spending a year ago. The Company ended the year with a cash balance of $58.1 million.

Global Transactions:  Worldspan’s global transaction volumes were unchanged in 2005 compared to 2004. Transaction volumes by online agencies grew by 5%, while traditional travel agency volumes declined by 5% year over year.

Worldspan, L.P.

Condensed Consolidated Statements of Income

(unaudited, in thousands)

	Three months ended Dec 31,			Twelve months ended Dec 31,
	2005	2004	Change	2005	2004	Change

Revenues:
Electronic travel distribution	$189,673	$193,589	(2)%	$881,599	$876,552	1%
Information technology services	18,164	19,506	(7)%	72,156	67,666	7%
Total revenues	$207,837	$213,095	(2)%	$953,755	$944,218	1%

Operating expenses	197,364	208,061	5%	837,662	855,761	2%
Operating income	$10,473	$5,034	108%	$116,093	$88,457	31%

Other (expense) income, net:
Interest expense, net	(16,000)	(9,355)	(71)%	(59,695)	(40,113)	(49)%
Loss on extinguishment of debt	—	—		(55,597)	—	(100)%
Other, net	1,127	(2,210)	151%	632	(3,377)	119%

Income (loss) before provision for income taxes	$(4,400)	$(6,531)	(33)%	$1,433	$44,967	(97)%

Income tax expense (benefit)	(1,209)	(883)	(37)%	2,108	3,104	32%

Net income (loss)	$(3,191)	$(5,648)	43%	$(675)	$41,863	(102)%

Worldspan, L.P.

Transactions Summary

(in millions)

	Fourth Quarter			Year to Date
	2005	2004	Change	2005	2004	Change

Total Transactions	42.6	44.5	(4)%	202.8	202.5	0%

Geographic:
North America	33.9	35.6	(5)%	161.0	160.7	0%
Rest of World	8.7	8.9	(2)%	41.8	41.8	0%

Channel:
Traditional	20.2	21.3	(5)%	96.4	101.0	(5)%
Online	22.4	23.2	(4)%	106.4	101.5	5%

Air/Non-Air:
Air	37.9	39.8	(5)%	182.4	182.5	0%
Non-Air	4.7	4.7	0%	20.4	20.0	2%

Conference Call/Webcast

Worldspan will host a conference call discussing its fourth quarter and full year 2005 results on Friday, March 3, 2006, at 11:00 a.m. EST, which will be Webcast on the Company’s web site at http://www.worldspan.com on the Investor Relations tab. Please note that a replay of the Earnings Conference Call Webcast will be available online for 10 days from the date of the call.

About Worldspan

Worldspan is a leader in travel technology services for travel suppliers, travel agencies, e-commerce sites and corporations worldwide. Utilizing some of the fastest, most flexible and efficient networks and computing technologies, Worldspan provides comprehensive electronic data services linking approximately 800 travel suppliers around the world to a global customer base. Worldspan offers industry-leading Fares and Pricing technology such as Worldspan e-Pricing®, hosting solutions, and customized travel products. Worldspan enables travel suppliers, distributors and corporations to reduce costs and increase productivity with technology like Worldspan Go!® and Worldspan Trip Manager® XE. Worldspan is headquartered in Atlanta, Georgia. Additional information is available at worldspan.com.

Statements in this release and any exhibits hereto which are not purely historical facts, including statements about forecasted financial projections or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Worldspan, L.P. (“the Company”) on the date this release was submitted. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to:  the Company’s revenue being highly dependent on the travel and transportation industries; airlines limiting their participation in travel marketing and distribution services; airlines altering their content or changing the pricing of such content; or other changes within, or that may affect the travel industry or the Company. More information on potential risks and uncertainties is available in the Company’s recent filings with the Securities and Exchange Commission, including the Company’s annual Form 10-K report, Forms 10-Q, Forms 8-K and Form S-4.

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CONTACT:  Erin Hadaway, 770-563-6545, e-mail: erin.hadaway@worldspan.com